Exhibit 10.3

CONFIDENTIAL MODIFICATION AGREEMENT AND GENERAL RELEASE

APPEAR:

AS PARTY OF THE FIRST PART: EVERTEC, Inc. (the “Company”) and Carib Holdings, Inc. (“Holdings”), each a corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

AS PARTY OF THE SECOND PART: Felix M. Villamil Pagani, of legal age, executive, resident of San Juan, Puerto Rico, hereinafter referred to as “Villamil”, and his spouse, Lourdes Duran, hereinafter referred to as “Spouse”; and by this means freely and voluntarily:

STATE:

1. The Company and Villamil have previously entered into an employment agreement dated as of October 1, 2010 (the “Employment Agreement”) and Holdings and Villamil have entered into an Option Agreement, dated as of February 11, 2011 (the “Option Agreement”), a Restricted Stock Agreement, dated as of February 11, 2011 (the “Restricted Stock Agreement”) and a Stockholder Agreement, dated as of September 30, 2010, as amended from time to time (the “Stockholder Agreement”);

2. Villamil’s employment with the Company has been modified as of the Effective Date (as defined on the signature page hereto) and Villamil will no longer serve as President and Chief Executive Officer of the Company.

3. The Company will employ a new President and Chief Executive Officer to fulfill functions previously carried out by Villamil.

4. Villamil will remain employed as executive Vice Chairman (“Vice Chairman”) of the Board of Directors of Company (the “Board”) until June 1, 2013 (the “Retirement Date”) at which time Villamil will voluntarily retire from employment with the Company, pursuant to the terms and conditions set forth herein and on Annex A hereto.

5. Following the Retirement Date, Villamil will serve as an independent contractor as non-executive Vice Chairman, pursuant to the terms and conditions set forth herein and on Annex A hereto.

6. In connection with the modification of Villamil’s employment, (i) the Company will provide Villamil with the payments and benefits set forth in paragraph 11 below, in full satisfaction of the Company’s obligations to Villamil, subject to the terms and conditions set forth herein, and (ii) except as expressly provided herein, the Employment Agreement shall terminate and no longer be of any force or effect.

7. With the purpose of: (a) settling any possible controversy that may have arisen during the employer-employee relationship that exists between the parties, and/or the modification of Villamil’s employment; (b) providing Villamil with the payments and benefits set forth in paragraph 11 below, in full satisfaction of the Company’s obligations to Villamil and

(c) ensuring that Villamil remains employed with the Company as executive Vice Chairman until the Retirement Date and that Villamil services the Company as an independent contractor in the role of non-executive Vice Chairman following the Retirement Date, the parties have agreed to execute this Confidential Modification Agreement and General Release, hereinafter referred to as “Agreement”, for which reasons they freely and voluntarily.

PROVIDE:

8. For purposes of this Agreement, the term “Released Parties” includes (a) EVERTEC, Inc., its parent company or companies, and its and their respective direct and indirect subsidiaries, divisions, affiliates, stockholders, members, partners, controlling persons, and entities, collective enterprises, predecessors, successors in interest, franchises, benefit plans (collectively, the “Company Group”), and (b) every past, present or future stockholder, partner, director, officer, member, employee, controlling person, or entities, attorney, agent, representative and conjugal partnerships of any member of the Company Group, and/or any other person or entity in any manner related with any member of the Company Group, including, but not limited to, its insurers, guarantors, bondsmen and/or representatives, and the heirs, executors, and successions of the aforementioned individuals. For the avoidance of doubt, the Company Group includes each of AP Carib Holdings, Ltd. and Popular Inc. and their respective parent company or companies, their respective direct and indirect subsidiaries, divisions, affiliates, stockholders, member, partners, controlling persons, or entities, collective enterprises, predecessors, successors in interest, franchises, benefit plans.

9. The parties hereby agree, subject to paragraph 10 below, that Villamil’s employment and any and all appointments he holds with the Company Group, whether as officer, member, director, employee, representative, agent or otherwise (including, without limitation, as President and Chief Executive Officer of the Company) have ceased effective as of the Effective Date; provided, however, that Villamil shall continue to serve as a member of the Board and a member of the board of directors of Holdings; provided, further, that, at the request of the Chairman of the Board or the Chief Executive Officer of the Company, Villamil shall continue to participate as a representative of the Company at the meetings of the board of directors of Consorcio de Tarjetas Dominicanas, S.A. (“Contado”) and similar corporate activities of Contado. Effective as of the Effective Date, except as set forth in this paragraph and subject to paragraph 10 below, Villamil shall have no authority to act on behalf of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity. To the extent reasonably requested by the Company, Villamil hereby agrees to execute any necessary documents to give effect to the foregoing.

10. In consideration of the payments and benefits which will be provided by the Company to Villamil pursuant to paragraph 11 of this Agreement, Villamil agrees that, following the Effective Date and until the Retirement Date, he will serve the Company as executive Vice Chairman and that, following the Retirement Date, he will serve the Company as an independent contractor in the role of non-executive Vice Chairman, pursuant to the terms and conditions set forth on Annex A hereto.

11. In exchange, and in consideration of Villamil signing this Agreement and in strict compliance with all its terms and conditions, the Company and Holdings agree to the following:

a. The Company shall pay to Villamil an aggregate cash amount equal to two million two hundred sixteen thousand one hundred seventy dollars ($2,216,170) in full satisfaction of the Company’s obligations to Villamil, in accordance with paragraph 12. This payment shall be subject to any applicable withholdings, including, but not limited to, Puerto Rico Income Tax, Social Security and Medicare tax with holdings, and shall be reported to Villamil, the Puerto Rico Treasury Department and the Social Security Administration as a payment of taxable wages, along with any applicable tax withholdings as described above, in form 499R-2/W-2PR to be issued by the Company on or before January 31, 2013.

b. The restricted shares of Class B non-voting common stock of Holdings granted to Villamil pursuant to the Restricted Stock Agreement shall continue to vest pursuant to the terms and conditions set forth in the Restricted Stock Agreement until the Retirement Date, at which time such restricted shares shall become fully vested and non-forfeitable, subject to Villamil’s continued employment until the Retirement Date and the terms of the Stockholder Agreement, in full satisfaction of the Company’s and Holdings’ obligations to Villamil.

c. Villamil has previously vested in 38,955 stock options granted to Villamil under the Option Agreement, which vested stock options shall remain outstanding following the Effective Date in accordance with the terms and conditions set forth in the Option Agreement, including, without limitation, Section 4(d) thereof. The stock options granted to Villamil under the Option Agreement that have not vested as of the Effective Date, shall be cancelled for no consideration as of the Effective Date; provided, however, that, subject to Villamil’s service as Vice Chairman following the Effective Date pursuant to the terms and conditions set forth on Annex A hereto, Villamil shall be eligible to vest in an additional 38,955 stock options granted under the Option Agreement as follows: (i) 50% of such stock options will vest on the first anniversary of the Effective Date and (ii) the remaining 50% will vest on the second anniversary of the Effective Date, subject to Villamil’s continued service with the Company on each applicable vesting date.

The aforementioned payments and benefits are conditioned to the signing of this Agreement and strict compliance with its terms and conditions. Said payments and benefits shall be provided to Villamil after: (1) the period of twenty one (21) days that the Company advised Villamil has available to consider this Agreement has expired, unless Villamil waives such term, which Villamil hereby waives; (2) this Agreement has been duly executed, as determined by the Company; and (3) after the expiration of the seven (7) day revocation period following the execution of this Agreement, as discussed subsequently in this Agreement. The Company shall, pursuant to law, pay Villamil the liquidation of the vacation leave accrued and not used on the Retirement Date or on the next pay date following the Retirement Date, regardless of whether Villamil signs this Agreement. The Company shall also pay Villamil the amount of any accrued but unpaid Christmas Bonus, pursuant to Act No. 148 of June 30, 1969, and its applicable Regulation, as amended, and pursuant to the corresponding policy established by the Company.

12. Villamil shall receive the payment described in paragraph 11 of this Agreement in the form of a lump sum. Said payment shall be made the next payday following the expiration of the seven (7) day revocation period and when all the terms and conditions described in paragraph 11 of this Agreement have been complied with. Thereafter, except as expressly set forth in this Agreement, including Annex A hereto, Villamil shall not be entitled to any payments or benefits from the Company, Holdings or any of the Released Parties; provided, that, to the extent that Villamil is entitled to any benefits pursuant to any employee benefit plans of the Company (excluding any severance plan or policy) in which Villamil participated prior to the Effective Date, Villamil shall be provided any such benefits in accordance with the applicable terms of such plans.

13. Villamil and Spouse agree and acknowledge that they are solely responsible for the tax obligations, payment, and consequences of the receipt of the consideration provided under paragraph 11 of this Agreement, and settle, waive, and herein holds each of the Released Parties harmless from any claim based on, or related to, the payment of taxes on the payment mentioned in paragraph 11 of this Agreement, or the way in which any of the Released Parties reports said payment to the Puerto Rico Treasury Department or the Social Security Administration as long as such reporting is made pursuant to law. In case Villamil and/or Spouse desires to make a claim for refund of any of the amounts withheld pursuant to this Agreement, Villamil and Spouse agree to file such claim exclusively at the federal or state agency for which the amount was withheld, and agree not to include any Released Party as defendant or party in any legal procedure related to with such claim. In addition, in the case Villamil and/or Spouse desire to contest any applicable withholdings made pursuant to this agreement, Villamil and Spouse shall proceed by requesting restitution and/or reimbursement exclusively from the federal and/or state agency for which the withholding was made, and agree not to include any Released Party as a defendant in any legal proceeding for such purposes. Likewise, in the event any tax controversy arises for which Villamil and/or Spouse are required to pay any amount, sum, penalty, surcharge or interest, Villamil and Spouse shall be responsible to pay the totality of the same.

14. In consideration of the payments mentioned in paragraph 11 of this Agreement, Villamil and Spouse offer full release of liability and in favor of the Released Parties renounce any claim which may exist to the present, including the date this Agreement is effective, known or unknown, filed or not, related or unrelated to Villamil’s employment with any of the Released Parties and/or termination of that employment relationship, under any constitution, applicable law or regulation of Puerto Rico or federal or under any contract. Additionally, it is provided that Villamil and Spouse expressly waive any claim they may have under the Constitution of the Commonwealth of Puerto Rico; the Constitution of the United States of America; Law No. 80 of May 26, 1976, as amended (“Puerto Rico No. Law 80”); Law No. 100 of June 30, 1959 (discrimination on the basis of age, race, sex, color, religion, marriage, political ideology, national origin, social condition or origin, or as a result of being the victim or perceived as a victim of domestic violence, sexual aggression or to lie in wait for); Law No. 44 of June 2, 1985 (disability); Law No. 69 of July 6, 1985 (sex discrimination); Law No. 17 of April 22, 1988 (sexual harassment); Law No. 115 of December 20, 1991 (retaliation for offering testimony); Law No. 59 of August 7, 1997 (drug tests), Vietnam Veteran, Title VII of the Civil Rights Law of 1964 (discrimination on the basis of sex, color, religion, national origin or race), Civil Rights Law of 1866, Civil Rights Law of 1871, Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (ADEA), Age Discrimination in Employment Act of 1970 (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Americans with Disabilities Act (ADA), the Family Medical Leave Act of 1993 (FMLA); the federal Rehabilitation Act of 1973; the Equal Pay Act of 1963; the federal Occupational Safety and Health Act (OSHA); Law No. 16 of August 5, 1975

(OSHO); the National Labor Relations Act (Taft Hartley), as amended; as well as any claim for damages (including fault and/or negligence) under Articles 1802 and/or 1803 of the Civil Code of Puerto Rico or under the slander and libel law; or for breach of contract; or any claim for wages, vacation, sick leave and/or annual bonus pursuant to Law No. 148 of June 30, 1969; Law No. 379 of May 15, 1948; Fair Labor Standards Act of 1938; Law No. 180 of July 27, 1988; Law No. 289 of April 9, 1946, as amended; and/or any applicable mandatory decree or employment contract; or any claim for damages and/or requesting reinstatement under the Workers Accident Compensation Act; the Non-Occupational Disability Benefits Act (SINOT); and/or the Labor Relations Act of 1947, as amended; and/or any claim under Law 116 of December 20, 1992, the Bankruptcy Act, the Insurance Code and Civil Code of Puerto Rico, the Employment Retirement Income Security Act (ERISA) (including any cause of action related to any welfare benefit plan; except that it does not include the release of vested rights under any benefit plan offered by the Company), the Worker Adjustment and Retraining Notification Act (WARN), and/or the Consolidated Omnibus Budget Reconciliation Act (COBRA) and/or the Health Insurance Portability and Accountability Act (HIPAA), as amended; the Family and Medical Leave Act (FMLA), and/or any action under any other employment or related law, whether of Puerto Rico or federal or any other cause of action under any law which offers Villamil or Spouse any remedy, including, but not limited to, damages, punitive damages, liquidated or compensatory damages, attorney’s fees, interests, costs or re-employment. Villamil and Spouse also waive any claims under any other law or regulation, federal or of Puerto Rico, which regulates employment or employment termination or intellectual property rights; or under any other law, which may impose civil liability.

Villamil expressly agrees that the total amount of the payment set forth in paragraph 11 – the payment of two million two hundred sixteen thousand one hundred seventy dollars ($2,216,170) – is equal to or greater than the payment of severance pay under Puerto Rico Law No. 80. Villamil also agrees that if in the future any administrative agency, forum, tribunal or court of law were to determine that employee is owed and entitled to the Puerto Rico Law No. 80 severance pay amount, or any portion thereof, then the payment made to Villamil pursuant to this Agreement will be credited to any amount of severance that may be due to Villamil under Puerto Rico Law 80, in conformity with and as decided by the Supreme Court of Puerto Rico in the case of Mildred Vélez Cortés, et. al. v. Baxter Healthcare Corp. of Puerto Rico, et. al., 179 D.P.R. 455 (2010).

Villamil recognizes and acknowledges that by entering into this Agreement he has waived certain rights or claims in exchange for valuable consideration and payments which are additional to anything of value to which Villamil is already entitled.

Additionally, Villamil expressly recognizes that he has no claims under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and the Health Insurance Portability and Accountability Act (HIPAA).

15. In view of the considerations to Villamil, as stipulated in this Agreement, Villamil and Spouse release each of the Released Parties of all claims, allegations, action, cause of action under law or equity, debt, controversy, agreement, contract, promise, and damages Villamil, his Spouse, his children, relatives, heirs, executors, administrators, assignees, successors in interest, agents, proxy, tutors and dependents may have at the present time or may have had in the past.

16. The payment of the aforementioned sums of money and benefits does not constitute an admission of guilt, responsibility, liability or admission of any violation by any of the Released Parties to the Constitution, laws and/or regulations of Puerto Rico or of the United States; and Villamil expressly recognizes that his modification of employment is justified in accordance with applicable legislation. Villamil expressly acknowledges and agrees that the payment described in paragraph 11 of this Agreement is in full satisfaction of any amount corresponding to a legal severance that a Court or administrative agency could order the Released Parties to pay Villamil under Act No. 80 of May 30, 1976, as amended, and that Villamil has no right or claim to any payment in addition to the payment described in paragraph 11 of this Agreement.

17. Villamil manifests that he is convinced that none of the Released Parties owes him any pay or compensation under Act No. 80 of May 30, 1976, or for unpaid wages, severance, back pay, overtime, meal period, 7th day of work, annual bonus, and vacation and/or sick leave, including any penalty and double compensation, and that at all relevant times, the Released Parties have compensated him for his services rendered pursuant to the applicable federal and Puerto Rico law, contracts, norms, and/or policies.

18. Villamil and Spouse affirm that they have not filed at the present time any judicial or administrative claim against any of the Released Parties. Notwithstanding, in the event Villamil and/or Spouse has filed a judicial or administrative claim against any of the Released Parties, they will voluntarily request the dismissal of same with prejudice, and with this Agreement desists from said claim or claims. Additionally, Villamil and Spouse promise that in the future they will not file any judicial claim against any of the Released Parties, related or not with Villamil’s employment with the Released Parties and/or termination of said employment relationship, with respect to those acts which occurred on or before the effective date of this Agreement.

19. Nothing in this Agreement shall be understood as a limitation or restriction of the Company’s ability to terminate Villamil’s service as Vice Chairman following the Effective Date at any time and for any reason.

20. Villamil and Spouse agree that they will not instigate, promote, incite, cause, advise, or stimulate other individuals, group of individuals, associations, administrative agencies, corporations, societies, or any other person or entity to present, or get involved in a claim before any judicial forum against any of the Released Parties. Moreover, Villamil and Spouse agree that they will refrain from joining, representing or cooperating in any way with any of the aforementioned individuals or entities in any lawsuit or claim against any of the Released Parties, before any judicial forum, except in the case that they are notified with a subpoena issued by a court of law or a forum with jurisdiction to that effect.

21. Villamil and Spouse accept, moreover, to maintain strict confidentiality regarding the terms and conditions of this Agreement. Villamil and Spouse affirm that they are aware of their obligation to keep confidential, and not use or disclose to any third party, any information concerning any of the Released Parties or any of their respective clients, acquired during the course of Villamil’s employment, including, but not limited to, personnel information, quality control, costs, prices, assets, marketing, business secrets or any similar information and, more specifically, any information of a confidential nature concerning any aspect of the operations or business secrets of any of the Released Parties, except when the disclosure of said information is required through a subpoena issued by a court of law or a forum with jurisdiction to that effect if Villamil or his Spouse violate the terms in this strict confidentiality covenant, or any other clause of this Agreement, they will be obligated to reimburse the Released Parties for any damages suffered as determined by a court of competent jurisdiction.

22. Villamil understands and acknowledges that every invention, work or property that he produced and/or created, or helped to produce and/or create, during his employment with any member of the Company Group, or as a result of his employment with the Company Group, is the property of the Company Group. Villamil acknowledges and admits that he assigned the Released Parties all the patent rights and copyrights regarding said invention, work or property.

23. Villamil acknowledges that he is not entitled to re-instatement.

24. Upon the Retirement Date, Villamil acknowledges and agrees that he will execute a release of claims on substantially the same terms as set forth in this Agreement, including, without limitation, the terms set forth in paragraphs 14-18 of this Agreement.

25. Villamil agrees to cooperate with the Released Parties and declare, give testimony or evidence, or serve as a witness for the Released Parties in any proceeding related to any case filed with any court of law, administrative agency or hearing, or any local or federal forum, in relation to the matters he may have personal knowledge, after being duly notified, including in the case of Wilfredo Cosme Ortiz, Juan I. Orengo Ramirez, Juan A. Padilla Ortiz, Angel O. Mena Rubio, Wendolin Bosques Cruz, José A. Resto Torres, y Raúl J. Blanco Almerón v. EVERTEC Inc., Civil Num. K AC2011-0666 (905), and the Edwin Rivera case before the Commonwealth of Puerto Rico Court of First Instance, San Juan Part.

26. The parties agree that if any person or entity requests a reference from the Human Resources Department of the Company regarding Villamil, said reference shall be limited to providing information regarding the date of employment, last position held, and accrued salaries of Villamil.

27. After having had sufficient time to carefully read this Agreement, Villamil affirms that he clearly and fully understands all the provisions of this Agreement, as well as the legal consequences of the same. Villamil also affirms that he has been advised to consult with an attorney of his choice and trust before signing this Agreement, which he has done with Pedro J. Manzano-Yates.

28. Additionally, Villamil and Spouse affirm and aver that the Company has advised them that they have a period of twenty one (21) days to seek said legal advice and to carefully consider the release of responsibility offered in this Agreement; Villamil and Spouse have secured legal counsel through Pedro J. Manzano-Yates and have had sufficient time to discuss with said counsel the provisions contemplated in this agreement and that they willfully and voluntarily waive such term of twenty one (21) days provided by law in order to execute this Agreement.

29. Villamil and Spouse manifest and agree that they have not depended on any representation or statement made by any individual or entity in any manner related to any of the Released Parties regarding the subject matter, basis or effects of this Agreement, apart from the representations or statements specifically made in this Agreement.

30. The parties agree that Villamil may revoke this Agreement in any moment within the seven (7) day period after signing the same, by written notification to Luisa Wert Serrano. Said revocation notification must be in writing, delivered by certified mail to the postal address: PO Box 364527 San Juan, PR 00936-4527. The written revocation notification must be delivered within the seven (7) days following the signing of this Agreement or the notification must be post-marked proving that it was sent by certified mail together with a confirmation that it was sent by facsimile, as well, within said seven (7) day period. This Agreement shall not become effective or obligatory until said revocation term has expired.

31. Villamil acknowledges and affirms that he: (a) has signed this Agreement freely and voluntarily, and has not been coerced or unduly influenced to sign this Agreement by any statement made by any of the Released Parties; (b) understands the legal consequences of signing this Agreement, which include that with his signature on this document he waives all actions or claims against any of the Released Parties that he knew or may have known up to the effective date of this Agreement; (c) has had ample opportunity to consult with an attorney before signing this Agreement; (d) Villamil has waived the term of twenty one (21) days to consider this Agreement; (e) has received adequate legal advice from private counsel concerning this Agreement, specifically from Pedro J. Manzano-Yates; (f) has been provided with a list of the occupational classifications and ages of the employees in the occupational classifications which are eligible and not eligible to participate in the Plan; and (g) has not relied on any promise, statement or representation made by any of the Released Parties with regard to this Agreement that is not expressly included herein.

32. If any provision of this Agreement were declared null by a court with jurisdiction, the remaining provisions shall remain in full force and effect as if the portion declared null had not formed part of the same; provided, that if paragraphs 13, 14 and/or 15 were declared null, the Agreement shall be null and void in its entirety, and the parties shall return their respective considerations.

33. This Agreement shall be considered as adjudication on the merits, and shall have the immediate effect of res judicata for all parties mentioned in the same.

34. The clauses, conditions, and obligations included in this Agreement shall be interpreted pursuant to the laws of the Commonwealth of Puerto Rico.

35. Villamil and Spouse acknowledge that this Agreement represents the full understanding between the parties and supersedes, invalidates and renders null and unenforceable any and all other prior agreements associated with or in any manner related to Villamil’s employment with any member of the Company Group and/or termination of said employment relationship, including, without limitation, the Employment Agreement. Notwithstanding the foregoing, Villamil and Spouse hereby acknowledge and agree that the terms and conditions set forth in Sections 5, 6, 7, 8 and 9(e) of the Employment Agreement shall survive in accordance with the terms thereof and are incorporated by reference into this Agreement and Villamil and Spouse agree to be bound thereby.

36. Villamil and Spouse consent to and sign this Agreement freely and voluntarily.

[signature page follows]

IN WITNESS WHEREOF, the parties execute this document confirming their absolute agreement with all the aforementioned.

In San Juan, Puerto Rico, on this 24th day of February, 2012, effective as of the 22nd day of February, 2012 (the “Effective Date”).

CARIB HOLDINGS, INC.

By:	/s/ Luisa Wert Serrano
Name:	Luisa Wert Serrano
Title:	SVP

EVERTEC, INC.

By:	/s/ Luisa Wert Serrano
Name:	Luisa Wert Serrano
Title:	SVP

EMPLOYEE

By:	/s/ Felix M. Villamil Pagani
Felix M. Villami Pagani

By:	/s/ Lourdes Duran
Lourdes Duran

ANNEX A

TERMS OF VICE CHAIRMANSHIP

Position/Duties:	During the Term, Felix M. Villamil Pagani shall serve as Vice Chairman of the Board (the “Vice Chairman”). The Vice Chairman will report directly to the Chairman of the Board (the “Chairman”) and will perform such duties as may be reasonably assigned to him by the Chairman or his designee(s) including, without limitation, serving as an active member of boards of directors of the Company and Holdings, and participating as a representative of the Company at the meetings of the board of directors and similar corporate activities of Contado, making customer calls or visits to the extent required and attending Company related activities such as Town Hall meetings.

Status:	Notwithstanding anything herein to the contrary, (i) from the Effective Date through the Retirement Date, the Vice Chairman shall be employed as an officer of the Company and shall serve as Vice Chairman and (ii) upon the Retirement Date, the Vice Chairman shall cease to be an officer and employee of the Company and shall continue to serve as Vice Chairman as an independent contractor. Notwithstanding the foregoing, the Vice Chairman shall have no authority to bind the Company unless specified in writing by the Board.

Office:	The Company will provide the Vice Chairman with an office, as reasonably determined by the Chairman or his designee(s).

Term:	The term of Vice Chairman’s service shall be for a period of two (2) years following the Effective Date (the “Term”).

Annual Salary/Fee:	During the portion of Term ending on the Retirement Date, the Company shall pay the Vice Chairman an annual salary of $150,000, subject to applicable withholding taxes. During the Term following the Retirement Date, the Company shall pay the Vice Chairman an annual fee of $150,000. The annual salary or annual fee, as applicable, shall be payable in cash in accordance with the Company’s customary pay practices and prorated for any partial years of service. The Vice Chairman shall not be eligible to receive to receive any bonus from the Company during the Term.

Stock Options:	Subject to the Vice Chairman’s continuous service on the applicable vesting dates, the Vice Chairman shall vest in an additional 38,995 stock options granted under the Option Agreement as follows: (i) 50% of such stock options will vest on the first anniversary of the Effective Date and (ii) the remaining 50% will vest on the second anniversary of the Effective Date.

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Benefits:	During the portion of Term ending on the Retirement Date, the Vice Chairman shall be eligible to participate in the Company’s employee benefit plans generally made available to the Company’s employees, including, without limitation, the Company’s medical plan and retirement plan. During the portion of the Term following the Retirement Date, the Vice Chairman shall not be eligible to participate in any of the Company’s employee benefit plans.

Automobile:	The Company has previously provided the Vice Chairman with an automobile for business and personal use, which the Vice Chairman shall continue to be able to use on the same basis as immediately prior to the Effective Date until the Retirement Date. In addition, until the Retirement Date, the Vice Chairman shall be entitled to reimbursement for expenses related to such automobile on the same basis as immediately prior to the Effective Date. Subject to the Vice Chairman’s continued service through the Retirement Date, the Vice Chairman shall be entitled to full possession of such automobile following the Retirement Date.

Expenses:	The Company shall reimburse the Vice Chairman for reasonable expenses incurred in connection with his service, subject to reasonable substantiation in accordance with the Company’s policy for expense reimbursement.

Termination:	Prior to the Retirement Date, the Company may terminate the Vice Chairman’s service for Cause. “Cause” shall mean (i) “cause” within the meaning of Puerto Rico Law 80, (ii) the Vice Chairman’s failure to adequately perform his duties in the reasonable good faith judgment of the Chairman or (iii) the Vice Chairman’s commission of a felony or a crime of moral turpitude. The Vice Chairman’s service shall not be terminated for “Cause” pursuant to clause (ii) above unless the Vice Chairman has been given written notice by the Board stating the basis for such termination and the Vice Chairman is given ten (10) business days to cure, to the extent curable, the conduct that is the basis for any such claim. From and after the Retirement Date, the Company or the Vice Chairman may terminate the Vice Chairman’s service with the Company at any time and for any reason upon thirty (30) days prior written notice to the other party. Thereafter, the Company shall have no further obligation to the Vice Chairman, other than with respect to payment of any accrued but unpaid portion of the annual salary or annual fee, as applicable.

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